                    MERRILL LYNCH INVESTMENT PARTNERS INC.
                    ML JWH STRATEGIC ALLOCATION FUND L.P.
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The Net Asset Value per Unit of ML JWH Strategic Allocation Fund L.P. (the
"Fund") decreased 0.35% in December to $146.40 per Unit on December 31, 1999 from $146.91 on November 30, 1999.

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Set forth below is commentary from John W. Henry & Company,
Inc.(JWH-Registered Trademark-) about the Fund's performance. Sector performance figures are calculated by Merrill Lynch Investment Partners Inc.

                          JWH MARKET COMMENTARY
                      1999 YEAR-END MARKET SUMMARY

ML JWH Strategic Allocation Fund L.P. finished 1999 with gains in currencies and energies and losses in interest rates, metals, agricultural commodities, and stock indices. Decreasing world inventories for oil pushed prices to some of their highest levels seen since the Gulf War. Positions in currencies were profitable as the yen appreciated throughout most of the year and the euro continued a downward bias since its inception. The announcement by central banks to limit gold sales resulted in a spike in the gold market that proved unprofitable and diminished market liquidity. The Fund also suffered losses in Australian and Asian interest rates from volatile and uncertain market conditions.

                     DECEMBER 1999 MARKET SUMMARY

AGRICULTURE (-0.37%): Overall, positions in agricultural commodities were unprofitable. Despite a severe drought, Brazil issued higher than expected crop projection that pushed coffee prices lower. Corn, cotton, and sugar also posted losses.

CURRENCIES (-1.05%): Currencies were unprofitable for the month, primarily driven by the Japanese yen, British pound and the Australian dollar. The Australian dollar rallied amid reports of a strengthening economy. The Bank of Japan's intervention to weaken the yen by selling yen for U.S. dollars was unsuccessful and the yen traded sideways for the month.

ENERGIES (+1.49%): Positions in crude were profitable as new inventory data confirmed oil supply deficits over the next few months and prices rose.

INTEREST RATES (+0.06%): Positions in U.S. and Australian interest rates incurred gains for the Fund.

METALS (-0.60%): News that the Dutch central bank will sell reserves over the next five years contributed to the decline of gold prices.

STOCK INDICES (+0.44%): Growing confidence that corporate Japan was improving its health through restructuring contributed to profitability in positions in the Nikkei 225 Stock Index. The All Ordinaries Index was also profitable due to a strengthening Australian economy.


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                          SUMMARY OF FUND PERFORMANCE



              -----------------------------------------------------
              -----------------------------------------------------
                 December             1999         Since Inception
                                 Year-to-Date     (July 15, 1996)
              -----------------------------------------------------
                 -0.35%           -5.14%             +46.40%
              -----------------------------------------------------
              -----------------------------------------------------


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                                SPECIAL REMINDER

As tax season approaches and Merrill Lynch Investment Partners Inc. (MLIP) prepares for distribution of the Fund's tax information for 1999 on Schedule K-1, investors should take steps to confirm that MLIP has their current address. Please notify MLIP in writing of any recent or impending change of address by notice mailed to Merrill Lynch Investment Partners Inc., 800 Scudders Mill Road, Section 2G, Plainsboro, New Jersey 08536, Attention: Mr. Winston Clinton. Thank you.

MLIP plans to mail Schedule K-1s to investors in February 2000.

[LOGO]                                                            DECEMBER 1999
                                                                        JWHSDOM

                    ML JWH STRATEGIC ALLOCATION FUND L.P.
                             FINANCIAL STATEMENTS
                               DECEMBER 31, 1999



                             STATEMENT OF CHANGES
                              IN NET ASSET VALUE
                                 (UNAUDITED)

Net Asset Value (2,442,402 Units) at
 November 30, 1999                                  $358,809,461
Plus Additions of 42,813 Units                         6,289,658
Net Income/(Loss) for December 1999                   (1,270,210)
Less Redemptions of 24,652 Units                      (3,609,053)
                                                    -------------
Net Asset Value (2,460,563 Units) at
 December 31, 1999                                  $360,219,856
                                                    -------------
                                                    -------------
Net Asset Value per Unit at
 December 31, 1999                                  $     146.40
                                                    -------------
                                                    -------------


                           STATEMENT OF INCOME/(LOSS)
                                  (UNAUDITED)

                                                      December
                                                      --------
Revenues:
 Realized Profit/(Loss)                             $ 9,361,326
 Change in Unrealized Profit/(Loss)                  (9,807,184)
                                                    ------------
Total Trading Results                                  (445,858)
Interest Income                                       1,658,852
                                                    ------------
Total Revenues                                        1,212,994
                                                    ------------

Expenses:
 Brokerage Commissions                                2,366,595
 Administrative Fees                                     76,342
 Ongoing Offering Expense                                21,755
                                                    ------------
Total Expenses                                        2,464,692
                                                    ------------

Net Income/(Loss) Before Minority Interest           (1,251,698)
Minority Interest                                           504
Special Profit Share Allocation                         (19,016)
                                                    ------------
Net Income/(Loss)                                   $(1,270,210)
                                                    -------------
                                                    -------------




To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                                       /s/Michael Pungello

                                       Michael Pungello
                                       Chief Financial Officer
                                       MERRILL LYNCH INVESTMENT PARTNERS INC.



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FOR THE EXCLUSIVE USE OF INVESTORS IN ML JWH STRATEGIC ALLOCATION FUND L.P.
THIS MONTHLY REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY THE CURRENT PROSPECTUS TOGETHER WITH SUMMARY FINANCIAL INFORMATION FOR THE FUND CURRENT WITHIN 60 DAYS. THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT RISK FACTORS, PERFORMANCE AND OTHER ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THIS MONTHLY REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER.



Please notify the following of any address changes:
MERRILL LYNCH INVESTMENT PARTNERS INC.
Princeton Corporate Campus
800 Scudders Mill Road, Section 2G
Plainsboro, New Jersey 08536

                                                                        JWHSDOM